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                                                                    Exhibit 99.a

ONEOK, Inc.

                  Fourth Quarter Earnings Conference
                          February 27, 2002

Samantha:

                    Good morning. My name is Samantha and I will be your conference facilitator today. At this time, I would like to welcome everyone to the ONEOK 2001 Year End Earnings Conference Call.


                    All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key.

                    Thank you. Mr. Watson, you may begin your conference.

Weldon Watson:      Good morning and welcome. I remind you as we begin this
                    morning's conference call that any statements that might include company expectations or predictions should be considered forward looking statements and as such are covered by the Safe Harbor Provision of the Securities Acts of 1933 and 1934. It's important to note that actual results could differ materially from those projected in such forward-looking statements. For a discussion of factors that could cause actual results to differ, please refer to the MD&A sections of ONEOK's filings with the Securities and Exchange Commission.

                    And now David Kyle, ONEOK's Chairman, President and CEO will moderate this morning's conference call. David.

David Kyle:         Thank you Weldon. Good morning and thank you for joining us today to discuss our year end earnings for 2001. Hopefully you have received the earnings release and have had a chance to look it over. Jim Kneale, our Chief Financial Officer will cover the financial highlights of the year. And we will also hear from John Gibson about transportation and storage and gathering and processing. I've also asked Chris Skoog to review the year for the energy marketing and trading business. And in addition, we have Lamar Miller; our Vice
                    President of risk control here with us to






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                    answer any questions you may have with respect to his area.

                    Before we begin, let me say that if you exclude the two specific charges that we took in 2001 that were mentioned in our release, that we actually exceeded the estimated earnings by $0.03 per share. Clearly, it was a challenging year for us, but we met the challenges and I believe we are stronger and better prepared for the future.

                    At this point, I'd like to call on Jim Kneale to share the financial highlights.

Jim Kneale:         Thank you David. Yesterday, we reported earnings per share of $0.85 for fiscal 2001 as compared to $1.23 last year. On a fully diluted basis, without the effects of D95, earnings per share are $1.02. Excluding the charges for the Enron exposure and the Oklahoma Corporation Commission decision on gas costs -- both of which we previously disclosed earnings per share are $1.23. First Call estimates were $1.20 as David already indicated. This compares to last year, excluding the gain on the sale of a processing plant of $1.09 an increase of 14 cents per share or 13%. The Enron charge against 2001 earnings was $37.4 million pre tax. The
                    Oklahoma Corporation Commission charge per cost of gas was $34.6 million, also pre tax.

                    Although I will discuss both of these items later, only $5 million of the Enron charge was related to fiscal sales, which impacted 2001 cash flow. The Oklahoma Corporation Commission gas cost charge is being collected, subject to refund, and also represents a non-cash charge to earnings. Cash flow from operations before changes in working capital increased $168.2 million over last year to $419.6 million. Increased cash earnings and a reduction in current taxes resulting from the accelerated depreciation on assets acquired during 2000 accounted for most of this increase.

                    Interest expense increased $21.5 million over last year to $140.2 million. Increased borrowings due to the financing of the 2000 acquisitions, working capital requirements from the $10 gas price period and deferred collection of distribution gas costs all contributed to this increase. During 2001, we swapped $600 million of our long-term debt to floating and then fixed the floating rate to a fixed rate. This strategy saved us about $5.3 million in 2001 and we estimate it will reduce interest expense about $21 million in 2002.

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                    Capital expenditures were $341.6 million in 2001, compared to last year's $311.4 million. Included in the 2001 amount is $14 million related to a pipeline built to serve a third party power plant that was reimbursed to ONEOK. Because of regulatory accounting, the reimbursement has been recorded as a liability to be amortized into income over the next five years. Additionally, we realized sales proceeds of $7.9 million from the sales of assets. Netting these items, cash expenditures for cap ex were $319.7 million in 2001. We also spent $16 million for acquisitions primarily in the production segment. Our cap -x budget for 2002 is $242 million.

                    Operating income decreased to $295.2 million in 2001 from $333.9 million in 2000. Excluding the charges for Enron and the Oklahoma Corporation Commission decision, operating income was $367.2 million -- an increase of 10% over 2000.

                    Overall, high natural gas prices and volatility in those prices had the largest impacts on 2001 operating income, excluding the charges I already discussed.

                    Our production segment realized a 281% increase in operating income due mainly to higher prices. Offsetting this was the gathering and processing segment that saw a 61% decrease in operating income from $110.8 million to $43.6 million as the high gas prices squeezed margins on the processing plants subject to keep-whole contracts. Transportation and storage also saw a slight decrease in operating income due to warm weather and lower gas prices. The distribution segment reported a decrease in operating income of $43.8 million. This decrease is attributable to the Oklahoma Corporation Commission judgment of $34.6 million and increased bad debt expense of $19.2 million. Both as the result of the high gas prices during the winter of 2000-2001.

                    I might note that the Kansas Corporation Commission has entered an accounting order that allows utilities to defer excess bad debts from the 2000-2001 winter and file those as a part of their next rate proceeding. In November, the Oklahoma Corporation Commission entered a ruling that disallowed $34.6 million of gas cost incurred by ONG during the winter of 2000-2001. These costs were incurred under a contract awarded to ONEOK Marketing and Trading Company through a competitive bid process related to unbundling ordered by the Oklahoma Corporation Commission and reviewed by the Oklahoma Corporation Commission. An audit by the Oklahoma Corporation Commission of the affiliate relationship between ONG and ONEOK Energy Marketing and

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                    Trading found that there was no affiliate abuse. The cost
                    charged to ONG was less than the cost charged to comparable customers by ONEOK Marketing and Trading and ONG gas costs were less than other utilities in the state. All those facts aside, the judgement was entered. ONEOK appealed, the judgement was stayed and we are collecting the gas cost, subject to refund. We made a decision to take a charge against earnings to eliminate future earnings concerns related to this order. Although we will continue to assert our legal rights, we are hopeful that we can negotiate a resolution of this issue.

                    ONEOK Energy Marketing and Trading, despite the Enron charge of $34.7 million realized an increase of $20 million in operating income over last year. Increased lease storage capacity, access to transportation and volatility in the price of natural gas contributed to this increase. Excluding the Enron charge, operating income increased 112% over last year.


                    OEMT is quite different. Our book is short dated. We trade around physical assets and our mark to market philosophy is conservative. Of the consolidated operating income for 2001, only 12% is related to mark to market earnings. Chris Skoog will discuss this more in his remarks.

                    I want to spend the next few minutes discussing our Enron exposure and the charge to 2001 earnings. As I mentioned earlier, the charge was $37.4 million pre-tax. Our claim against Enron is $74 million. Here is the breakdown of the claim reconciled to the charge. First, there are three categories of items that make up the claim. Settled financial positions, not paid from November and December are $12.4 million. Physical sales that we were not paid for represented $5 million and forward option position that we terminated of $56.6 million. If you add those three items together, you get our total claim of $74 million. To reconcile the charge we recorded; you deduct $18.8 million, which is related to different mitigation strategies we employed related to this claim. Then you deduct $17.8 million, which is a combination of 2002 and 2003 terminated hedges on production volumes and our estimated recovery factor of the claim. When you subtract $18.8 million and $17.8 million from the $74 million, you get the 2001 charge of $37.4 million. Again, the $37.4 million charge represents the physical loss and the impact of mark to market accounting at December 31, 2001. Since the mark positions related primarily to gas and storage, we continue to trade around those storage positions in 2002. However, we are putting Enron behind us and do not plan to update these numbers, exclusive of a settlement of

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                    our claim.

                    David that completes my remarks.

David Kyle:         Thanks Jim. Now let's take a look at the transportation and storage and the gathering and processing segments. John
                    Gibson.

John Gibson:        Thanks David. And good morning. Reporting first on gathering and processing; relative to last year, operating income was about 40% of the year 2000. Although we increased both the volume of gas processed and the NGLs produced, our earnings were down due to lower NGL and natural gas prices, as well as shrinking processing spreads. These lower prices affect us in two ways. First, since we sell both natural gas and natural gas liquids into the market, these lower prices result in reduced revenues. Secondly, although we benefited from lower shrink costs as a result of lower natural gas prices, the lower natural gas liquid prices had a much larger negative impact on our processing spreads.

                    Throughout 2001, the processing spread experienced significant swings within the year. As you may recall from our earlier teleconferences, we experienced negative processing spreads during the first quarter of the year followed by positive spreads in the second, third and fourth quarters. Processing spreads in the fourth quarter averaged around $1.10, slightly above the second quarter but well behind the third.

                    The general economic downturn and warmer than normal temperatures contributed to the record high propane inventories coming out of the heating season. This excess supply of propane combined with flat demand for ethane continues to impact NGL prices. Today NGL prices remain fairly sluggish as demand for ethane and propane, which represents about 67% of our NGL gallon, continues to be flat. We believe however that NGL prices and the processing spread will recover in step with the economic recovery.

                    Looking now at our transportation and storage segment. We are slightly behind last year's quarter due to lower throughput, which is a result of less demand, brought about by warmer weather. On a year to date comparison, 2001 was slightly lower than 2000. Increased revenues associated with the acquisitions were offset by the idling of approximately 3 Bcf of our storage capacity for most of the year, due to operational and regulatory issues. Throughput across the pipelines was down over last year due primarily to the

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                    lack of demand attributable to warmer than expected
                    temperatures.

                    Also, at year-end our storage was close to full as a result of, again, the warmer weather, which reduces demand for our storage services. David, that concludes my remarks. Thanks.

David Kyle:         Thanks John.  Now let's turn to Chris Skoog for marketing
                    and trading.  Chris.

Chris Skoog:        Thank you David. During the year 2001, OEMT continued to
                    demonstrate its ability for sustaining growth. OEMT's wholesale business strategy had not changed since we entered this market over seven years ago. The two-fold strategy is to provide physical and financial options to producers and end users that add value to them and creates margin opportunity for ONEOK. We remain focused on higher margin services rather than the typical base load energy business.

                    Our business strategy is dependent on assets. We have two types of assets under lease. The first consists of 14 storage facilities located in nine different states and the second is one billion cubic feet of long-term transport capacity between different regions to facilitate trade in multiple locations and optimize the natural price movements that occur as gas consumption changes around the country.

                    As Jim mentioned, during the year we expand our operating income to $71.3 million from $51.3 million, a 39% increase over the year 2000 inclusive of the $37.4 million charge related to Enron.

                    Our physical sales volume remained flat from the prior year as we closed out the Kinder Morgan book of base load and replaced it with our higher margin service business.

                    Finally, we expanded our physical storage position by almost 25%, which helped us take advantage of last year's unprecedented price volatility. OEMT's mark to market earnings were 48% of operating income for the year, post Enron charge. Of the mark to market asset, 58% turns to cash in the next 36 months and 88% turns to cash within 60 months. As you can tell, our focus is on more short-term high yielding transactions, while liquidity is good and pricing is transparent. Rather than the longer-term high-risk transactions favored by some other marketing and trading

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                    organizations.

                    For 2002 and into the future we expect several opportunities to impact OEMT positively as we continue our growth pattern. First, our storage strategy has been expanded to over 80 billion cubic feet of capacity with the majority of this new capacity coming in the market area of the United States. We negotiated several new long-term storage agreements through the year 2005. This incremental capacity will benefit OEMT because the winter/summer spreads have more than doubled on a go forward basis. As I mentioned last quarter, our .40 to .50 cent storage spreads from 2001 have grown beyond .85 cents for 2002, well above the historical .20 to .25 cent margins that we experienced throughout the 1990s. We have been actively hedging these spreads into the forward years to preserve our margins.

                    Second, our long-term transportation capacity continues to afford OEMT the opportunity to capture the expanding pricing differentials that occur due to the volatile balance of supply and demand in the areas of the US that we serve as deliverability continues to change. Our power marketing results should at least double in the year 2002 as the Spring Creek plant operates for it's first full year. Our power plant is targeted to satisfy peaking requirements like our gas, rather than trade in the base load electric market. We will continue to expand our power marketing presence beyond the Southwest power pool as we go forward. We expect the majority of our operating income from this segment to be in the second and third quarters of 2002. We already have the system and infrastructure and the risk control measures in place to manage our expanded power business, seeking the same success experienced with the gas side.

                    I want to thank you for your interest in ONEOK and now turn the call back over to David.

David Kyle:         Thanks Chris. And at this time, I would like to open the
                    call up for any questions you may have.

Samantha:           At this time, I would like to remind everyone in order to
                    ask a question please press star, then one on your telephone keypad.

                    Please hold for your question.

                    Your first question comes from John Olson with Sanders, Morris and Harrison.

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John Olson:         Good morning everybody. It's freezing down here, I hope you are just as cold up there.

David Kyle:         It's very cold here John.

John Oeson:         Good -- good -- well, we'll --

David Kyle:         Nice hearing from you. Last time I saw you, you were on TV

John Olson:         Well hopefully you won't see me again. Especially this
                    morning, I managed to duck that. And hopefully no more.

David Kyle:         You did a good job.

John Olson:         Well thank you very much. I appreciate that highly. But let me ask you a couple of questions if I may. Chris the telephone connection wasn't very good down here. Did you say in terms of the -- your mark position 58%. 48% of last years earnings were mark to market, 58% will be cashed in in the next six months? What was the next thing you said over --?

Chris Skoog:        58% turns to cash in the next 36 months.

John Olson:         Okay.

Chris Skoog:        And 88% turns to cash within five years.

John Olson:         Okay that's what I was -- I'm sorry, I couldn't hear that
                    very well. Secondly, Jim has there been -- or Jim or David, has there been any forward progress on the elimination of this phony dilution situation created by the Western resources convertible preferred?

David Kyle:         John, we have had conversations with Western. I don't have anything to report. Obviously, we would have disclosed that had we concluded those discussions. But, we're still hopeful that we will be able to resolve that going forward.

                    I should remind you that any modification to fix the dividend would require shareholder approval in any event. So, we'd have to wait until we had that approval. But we're still hopeful that we'll find some solution.

John Olson:         Okay. Excellent. John Gibson, the great Gibson, is there any change for the better now in the first quarter for the NGL situation,

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                    given the fact that you will work down your keep-whole mix as much as you have?

John Gibson:        Right John, well we continue in that effort but you know in this business we look daily for promises and a brighter horizon. Actually, we have seen over the last week, some recovery in the ethane price. Propane is still languishing, as you know. But the heavies have picked up primarily due to crude oil. So, we are seeing some favorable pricing over the last several weeks.

John Olson:         Okay.  Chris, if I can double back to you. You mentioned
                    you've been cleaning up the old KN Energy -- Kinder Morgan problems. Are you pretty much protected now on all those Pony Express contracts for instance, that you had to inherit when you did the deal?

Chris Skoog:        Yes.  Everything is -- all the marketing contracts have all been terminated or resolved and the last of the transportation agreements. I still think we have a little bit of transport exposure out in 2007, but it's reflected in the mark. But we're pretty much headed out through the year
                    2006 and locked in the spread between the Rockies and the Mid Continent.

John Olson:         Okay.

Chris Skoog:        Just a little bit of a liquidity out in 2007 that we just
                    don't want to -- you know it's reported in the mark very well, but the liquidity is not out there like we would like.

John Olson:         Chris where would you -- if the result of all of the Enron collateral damages that mark to market accounting for energy contracts were to go away, would you be too unhappy with that?

Chris Skoog:        No.  It wouldn't bother me at all.

John Olson:         Okay.

David Kyle:         Actually John, I think we would be pleased if it went away.

John Olson:         Yeah.  I -- you know your neighbors are not getting any
                    credit for it and they're adding about $1 a share of mark to market profits. And they really don't get any benefit from that. The -- any -- is it too soon to provide any guidance for 2002, David?

David Kyle:         John, we are still comfortable with our 10% guidance that we gave

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                    last year on a go forward basis as a cumulative annual
                    growth rate. And I see nothing in our business plan in 2002 to persuade us differently.

John Olson:         Okay. And what about the hedging for 2002 now, with JD and the E&P business?

Jim Kneale:         John, this is Jim. The direct answer is we have very few
                    hedges on in that business. But I think if you step back and look at a -- somewhat of a conceptual change inside the organization to as we have aligned all of these business units and concentrated in trading around assets. We are trying to accumulate our different longs and shorts in the trading organization and let them trade around all of those positions. So going forward, unless we just see a significant movement of, say in natural gas prices, we probably won't specifically hedge, say the production volume. We'll just, again, combine those volumes in with the marketing and trading net corporate position and try to manage the overall corporate position on our books. So what
                    I'm saying is, the segment will probably reflect physical pricing that they've seen daily with any type of financial strategies being captured in the market and trading operation.

John Olson:         Okay.

David Kyle:         John let me add to that. If you look at our net/net position across all of our business units, an increase in gas prices actually has a detrimental impact net/net to the overall corporation, holding everything else static.

John Olson:         Oh I see. Okay. That's interesting. Last question -- I'm
                    hogging the phone too much. Last question -- are you -- I hope all of you are making major, massive personal financial contributions to Denise Bode's campaign for Attorney
                    General. Hopefully she will get there sooner rather than later.

David Kyle:         John, we of course in Oklahoma, have rules governing
                    contributions to commissioners. And that not withstanding, to my knowledge we have chosen to not participate in that race on either side.

John Olson:         Well I hope she gets there very successfully and very soon so we can get it behind us. Thank you very much.

David Kyle:         Thanks John.








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Samantha:           Your next question comes from Kathleen Vuchetich with W.H.
                    Reeves.

Kathleen:           Good morning.

David Kyle:         Good morning Kathleen.  How are you?

Kathleen:           Great thank you. I was wondering -- you made the comment
                    that you're very conservative on how you book the mark to market on trading and marketing. And I was wondering if you could give us any clues as to your credit policy, what kind of discounting you're using, if you're taking any reserves for any exposures when you mark the book. If you could address that, a little bit.

David Kyle:         Kathleen, let me say that we knew we would have questions
                    along this line and I'm glad we had the forethought to invite Lamar Miller to join us. And with that, I'll give him a chance to speak.

Lamar Miller:       Thank you David. Kathleen, I'll take you through the first part of your question. Chris said basically our book is very short dated -- five years or less. So most of our mark to market is through verifiable market pricing, i.e. over the counter broker quotes or through a NYMEX future price. So, we're not modeling our own price curves per say. We do do a little bit of modeling in our storage area, where as Chris said our storage positions fill out for the 2005 - 2006. But still those prices are fairly liquid that you can see.

                    Secondly, on credit reserve we follow what most people do in the industry in which we look at a default rate predicated on your investment grade rating or non-investment grade rating. For categories of non-investment grade rating, we do analysis of financial statements, key ratios. Similar to what you would do in your analyst position or a grading rate to the analyst position to set our reserves. And we set a reserve appropriate for counter party risks we carry with counter parties. Additionally, in our International Swap Document Agreement (ISDA), there are only five ISDA agreements that have any kind of material adverse change clauses. So, we're not exposed there either. I hope that takes care of the question.

Kathleen:           Yeah it does. Thank you. Could you also tell me what kind of typically customers your trading and marketing group serves?
                    I'm not really clear as to who you would look at as your typical target market.

Chris Skoog:        Kathleen this is Chris. Of our top ten sales customers,
                    seven of them are gas utilities, two of them are electric utilities and the other one is just electronic trading -- for last year it was Enron. But that one is behind us now.

Kathleen:           Okay. Right. Well that sounds like a pretty good list John.
                    Switching gears a little bit -- and please excuse my asking so many questions but -- you guys did a little bit on E&P acquisitions of reserves last year. Historically you've always timed these very well. What do you see as far as the pricing and availability of E&P properties?

David Kyle:         Kathleen this is David. We think it is a good time to be
                    buying and we are actively looking at opportunities to do that. We also are looking at using our stock as currency in those transactions. So there are a lot of opportunities with some smaller operators here in the Mid Continent, where they have working interest in wells in which we already operate or which we also participate. So, we're looking at those opportunities. And as I said, if we are able to add, in an economic way, reserves to our overall corporate position then that just improved the -- so to speak -- the risk profiles of the corporation. Because an increase in gas prices right now has a detrimental effect, to the extent that we're able to add reserves economically. Then it reduces that impact.

Kathleen:           Sure. What kind of -- could you give me a price range? Are you looking at gas prices of you know $1.50 in the ground, $1, .75 cents? What -- could you tell me what the price range is that you're typically looking at?

David Kyle:         A little bit north of $1, and below $1.50.

Kathleen:           Thank you.  Well thanks very much guys.

David Kyle:         Thank you.

Samantha:           Your next question comes from Bob Sullivan with UBS Warburg.

Bob Sullivan:       Hi. Thanks. Actually, most of my questions have been
                    answered. I was wondering if I could get some more detail on what type of contribution you're looking out of -- for the processing segment? And maybe whether there's some of the assumptions on commodity prices surrounding that for `02?

John Gibson:        Bob, this is John Gibson. As it relates to 2002, in general
                    I'd say we anticipate it to be similar to this last year, 2001. Although as I mentioned to John Olson earlier, we look for bright spots quite candidly. You know we haven't seen a lot of movement in ethane and propane, which represents 67% of our gallon. Commodity prices, gas and other commodities
                    -- you know they don't appear to be going in a hugely positive direction as they did for us in the year 2000. So overall, I'd say that we're looking at a year in processing very similar to the one that we just experienced.

Bob Sullivan:       Okay. The only other question -- you just mentioned a
                    potential E&P acquisition. Earlier in the call, you mentioned that you're looking to increase the power group.
                    Would you be interested in buying any generation assets?

David Kyle:         Bob, this is David Kyle. At this point we have no plans and to my knowledge, we do not have prospects on -- in the pipeline so to speak.

Bob Sullivan:       Okay. The only other thing is -- it would be a request. I
                    got cut off during the call, mostly during Chris's comments and the line was fairly fuzzy. If you guys could just get the replay up as soon as possible, it would be helpful.

David Kyle:         We will do that.

Bob Sullivan:       Thanks very much.

David Kyle:         Thank you.

Samantha:           Again, I would like to remind everyone, in order to ask a
                    question please press star, then the number one on your telephone keypad.

                    Please hold for your next question.

                    Your next question comes from Sven Del Pozzo with John S. Herald.

Sven Del Pozzo:     Hello. I was looking at your increase in gas production in the fourth quarter and also increase in oil production -- increased significantly. I was wondering where did this increase in production come from?

Jim Kneale:         Stan, this is Jim Kneale. I'll answer that. We have in this year
                    been looking at that operation. And what we've actually done is -- we used to book production on a one-month lag. With the hedging we used to do, it was causing a mismatch between 133 accounting and the reporting of the production. So in the fourth quarter this year, we caught that production up to a current month. So, we actually are booking production now on a current month basis. When compared to last year and this year, it had some impact on income but not that much.
                    But that's what caused that. So to look at a run rate -- you know you probably should look like what was through the third quarter if you're trying to look at next year.

Sven Del Pozzo:     Okay.

David Kyle:         I think that being said, the increase in completed wells is directly attributable to the strategy that's employed within the resource group. You may recall that we are not an exploration production company. We are an exploitation company. We acquire reserves and then go in and develop. And as such, you're drilling wells that are more likely to be producing wells and in fact, our success rate demonstrates that. And part of that strategy is directly tied to the accounting methodology that's employed. And I think over the last several years, we've proven that strategy is very successful.

Sven Del Pozzo:     Okay. All right. I was wondering -- to sort of figure out
                    what the -- how the performance of the marketing and trading segment might be in 2002. I mean in 2001 it was significantly better than in former years. I was wondering with the collapse of Enron, has there been more arbitrage -- opportunities? Are you finding less competition in the markets that you serve and have any markets been particularly profitable for your marketing and trading segment?

Chris Skoog:        Sven, this is Chris. To say that there is any one area of
                    the country that's become better or worse with or without Enron, I don't think I can answer that. In our service territory, the 28 states that we play in, we have seen no one area- pick up liquidity or pick up increased volatility.
                    But, our growth continues to trade around these storage facilities and with these spreads opening up to .85 cents -- that's the major revenue stream that we trade around.
                    There's three sides to the storage facility that you can trade. There's the winter/summer spread that's fairly transparent to the day to day pricing arbitrage. And that's the one that we execute very well on a daily basis. For example, here in January, the cash price in Oklahoma started the month at $1.90 and 28 days into the month of February, we're trading at $2.40. That's .50 cents that doesn't get realized out there on the NYMEX anywhere or to an analyst looking at the day to day cash issue and that volatility is there every month. And we capture that very well every day. And the third opportunity that we use to capture these storage facilities is selling the physical call options to these LDCs. When they pay us a rather large reservation fee to have the right to call on gas from us.

Sven Del Pozzo:     Okay.

Chris Skoog:        Our growth for 2002 looks very good as it relates to even
                    2001.

David Kyle:         But I think that it's important to note that our strategy is the same strategy that's been employed for several years.
                    And whether Enron is there as a trading partner or not, it's still the same strategy.

Sven Del Pozzo:     Okay. The -- so within Oklahoma, is there a particular
                    differential I might look at in order to understand better how your -- the day to day component of your marketing and trading would perform?

Chris Skoog:        There's the Gas Daily publication. Sven if you go back and just want to relate to my physical margins -- For the last five years, my physical margins have averaged north of $0.06. Well -- almost a nickel above the industry average.
                    That's just the physical margin. So that's -- if you want to look at modeling, look at volume handled on a quarterly basis. And last year we did average 6.8 cents. For the year
                    2000, we were down at our low point for the last seven years at four cents and that's because we absorbed the Kinder
                    Morgan book end and they were in the base load business and we're in the high margin business. If you go back over the last five years, we've averaged over six cents an "m".

Sven Del Pozzo:     Okay. I guess this question would be directed to John
                    Gibson. In the transportation and storage segment, in your press release there was a mention made of the warmer weather resulting in reduced storage fees. Could you just give me an operational kind of understanding of -- and also financials
                    -- how much the storage fees are and out of the operating income for the transportation and storage segment, how much is made up by storage fees? And how that varies over the quarters and what it is on average for the year.

John Gibson:        The storage service tends to follow the demand curve of the utilities as a rule of thumb. In other words, when utilities are pulling out of gas to meet residential and consumer needs, that's also a time when people are pulling a lot of gas out of our storage and we traditionally put gas back into inventory in the shoulder months. There has been some flattening in that as -- during the summer months people have continued to have high demand for gas for peaking purposes. So from a timing standpoint, it kind of follows that curve. From the standpoint of revenue, the storage revenues are about 50% of our transportation revenues. And the way those work is that we charge people so much for our capacity and then they pay us a fuel charge on top of that for putting the gas into storage and then taking the gas out of storage.

Sven Del Pozzo:     Okay. In this press release, it seemed like the gas was put in and then it wasn't taken out again.

John Gibson:        That's correct. Again, normally what happens is you go into the winter months -- colder weather increases the demand for natural gas and so a lot of our customers are calling for gas out of storage. Well in this particular year, due to the warmer weather and due to the high cost of gas -- if you look back when that gas was injected into storage; it is much better for our customers and our customer's customers to just buy flowing gas and leave the gas that they had in storage, in storage. When that happens, we don't get to collect the fee or the fuel because we're not pulling gas out of storage.

Sven Del Pozzo:     Okay. So that high cost gas that was injected -- say a year ago -- that still has to be sold at some point. So does it
                    -- will that effect your margins in the future.

John Gibson:        I'm sorry, it will not because we don't own the gas. We just store it.

Sven Del Pozzo:     Okay.

John Gibson:        That's really an issue for our customers.

Sven Del Pozzo:     All right. Okay. Thank you. In the E&P segment, I also
                    noticed that gas price realizations were about $3.38 -- it says in the press release. I think from the -- that was higher than Henry Hub. So, I was wondering how that happened.

Jim Kneale:         Stan, this is Jim. I don't have the exact numbers with me, but those prices reported are net of any hedging activity -- any hedges we had on last year. So, I suspect what you're reading that is higher than Henry Hub is that we had some hedge prices that exceeded that. That's a net proceeds price.

Sven Del Pozzo:     Okay. Because it was a lot higher than the previous quarter
                    -- than
                    the third quarter. So, those were I guess new hedges between the third quarter and the fourth quarter.

Jim Kneale:         No, I haven't looked at that for the quarter. I would have to look at that. I don't have any third quarter information here with me.

Sven Del Pozzo:     Okay. Well actually, I'm sorry. I take that back. It was
                    only .28 cents higher in the fourth quarter so that wasn't as much of a deal. Okay. All right. Well that does it.
                    Thanks a lot.

David Kyle:         Thank you.

Samantha:           Your next question comes from Phillip Adams with Bank One
                    Capital Market.

Phillip Adams:      Good morning.

David Kyle:         Good morning.

Phillip Adams:      It's nice and cold here, we're trying our best to burn lots of natural gas.

David Kyle:         We appreciate it.

Phillip Adams:      The press release didn't have any balance sheet information.
                    I wonder if you have year end total debt leverage calculation or any guidance for where you'd like that to be by the end of 2002. And of course, the reason I'm asking is that there are possible down grades citing leverage.

Jim Kneale:         Phil this is Jim. I -- part of you cut out and I couldn't
                    hear all of that question. I think you asked about our leverage at year-end.

Phillip Adams:      Yes. Leverage at year-end 2001. Do you have any guidance for where you expect it to be by the end of 2002? And if you have any comments on where you stand with respect to Moody's.

Jim Kneale:         Well at year-end, I think if you look our current maturities of long- term debt are about $250 million. We have one issue coming due April 1st. And then our long-term debt, the rest of it, is about a $1.5 billion. So we're about $1.7 billion long-term debt and then stockholders equity about $1.3 billion. And I don't have the numbers with me but I think that comes to about 57% debt to equity ratio. Looking forward to this next year, we will have -- you know looking at if we have the same cash flow that we had this year with the reduced capital expending and the same dividend level, we'll generate about $100 to $140 million excess cash flow, which will help improve that. So just in the natural flow of things and, of course, then as you can appreciate stockholders equity will increase by the difference between dividends and net income. So, I expect some improvement in that ratio. But I think more important, if you look at the ratio that Standard and Poor's and Moody's use to analyze companies, although on the surface our leverage looks high and it is a little high. Our credit statistics, cash flow to interest, cash flow, as a percentage of debt are fairly strong. So it's a little bit of a two-edge sword to just look at our debt to equity ratio and say that we're over leveraged.

                    Again, all of that said, we are working at strengthening our balance sheet. But more with a focus that we -- as David mentioned, we see and believe there are going to be numerous opportunities to acquire during the next 12 to 18 months. And we want to strengthen our balance sheet to allow us to use either debt or equity to do that. With rating agencies, as you know, Moody's -- I don't know -- more than 30 days ago now just put us on -- said they are going to review our credit rating. We have met with them. They're reviewing numbers. They have not got back to us yet so I don't have any feedback from them at this point.

David Kyle:         And I would say that I don't think that it would be prudent for us to speculate as to what either S&P or Moody's might do with respect to ratings at this point.

Phillip Adams:      Yeah. I understand that. It's just that in the context of
                    talking about acquisitions, I'm sure that that's part of what enters in their calculations as well. Okay. Thank you.
                    I'll follow up off line, in terms of trying to get exactly the same number on the free cash flow.

Jim Kneale:         Okay.  Thank you.

Samantha:           Your next question comes from Michael Garvey with Angelo
                    Gordon.

Michael Garvey:     Hi good morning.

David Kyle:         Good morning, Mike.

Michael Garvey:     Couple of marketing questions first. Could you give us the
                    VAR at year-end `01 verses 2000? As well, you could break the three and five year numbers on how much of the mark to market book in terms of the cash. Do you have that actually by year, over the five year period? Additionally, if you look at the mark to market number, how much would be marked to liquid quoted prices verses model?

Lamar Miller:       Okay Mike, this is Lamar again. The value at risk at the
                    2001 year-end was $5.1 million. That is a ONEOK value at risk. We look at all our positions as Jim went in to, out of our non-trading and trading companies and put them together and run our value at risk put in that manner. On average for 2001, our value at risk was $3.6 million. As far as the model verses the liquid pricing, again, under the new SEC reporting requirements, they break it out in three different categories. And one problem with the category they broke it out into are the values from the model itself. In our models, we use liquid pricing to facilitate our model. So I can't really answer that question as to the true value between the two because there is a mixture that's been in our table that will be in the SEC -- in the 10K report. I can look at that offline and get back to you though.

Michael Garvey:     And I guess that would be the same for the yearly breakdown.

Lamar Miller:       The yearly breakdown, the SEC now is requiring the different years -- one bad part about a yearly breakdown Mike, is that any company that does storage activities like we do, the storage play is not on an annual basis. It's not a 12-month basis. You always have an injection period and a sales period, which means usually your sales period is going to be the first three months of the next year. So I think if you go look at that you probably need to look at it more on a storage interval than just on an annual basis.

Michael Garvey:     Okay.

Lamar Miller:       But we can get that information for you.

Michael Garvey:     Okay. And then you commented on the E&P side -- you know
                    you'd be looking at deals, clearly a lot of properties out there so you shouldn't have any problems seeing things. But you also commented that you use equity. And from what I could tell all these -- basically all the properties out there being sold, a lot of them by bigger companies for cash, a lot of it for either mergers, if the mergers are debt pay downs. So would that mean you know if you were looking to do something, that you'd do something short term finance followed by an equity offering or -- could you kind of clarify a little on that? As well as -- also would you look to add any existing area in just to existing areas or would you look to potentially add some new areas within the production area?

David Kyle:         Mike, let me kind of break it down this way. I think there are a number of smaller deals that are out there in which we could use either cash or equity. And clearly, you know if the economics work, our preference would be at this point to use equity. That strategy does include looking at some bigger transactions. And you know it'd be pretty premature at this point to get into discussions as to what those might be. But, I think there's still transactions available out there where equity could be used in that transaction, not necessarily the deals that have been announced as a auctioned deal. All of that focus right now is primarily in our current footprint. That's not to say though that we wouldn't look outside our current footprint for opportunities to get a foothold and begin to grow there. But you know beyond that, I think it'd just be a speculation on my part to discuss where and what we might be doing.

Michael Garvey:     Okay. And on the power side, you commented on growth but
                    probably not plants. So really, this would just be trying to just expand the marketing side using your gas infrastructure. Is that correct?

Chris Skoog:        Yes. Mike this is Chris. You know we're going to trade
                    around that asset. You know that's a pure peaker, so you know I don't look at it as going out and trading base load power all over the country. We will stay focused on the Southwest power pool. As David mentioned, we are not looking at any acquisitions as far as buying other power plants. But we are in talks with several right now with the distressed situation of a lot of independent power producers.
                    Financially they're looking at leasing potentially some of their plants and on a sparks spread relationship and we're evaluating some of those with our gas position. Being able to turn gas on and off in a rather substantial way over short time periods. It plays very well in the hands of using these power plants within our service territory as potential opportunity to grow this business.

David Kyle:         Yeah if you look, Mike, at where we've been successful on
                    the gas side, it is utilizing our access to storage. And if you carry that analogy into the electric side, that's exactly what we're doing with respect to these season opportunities.

Michael Garvey:     So anything you do would involve very minimal capital
                    expenditures on this side.

David Kyle:         Absolutely.

Chris Skoog:        Right.

Michael Garvey:     Okay.  Thank you very much.

Samantha:           Your next question comes from John Olson with Sanders,
                    Morris and Harris.

John Olson:         Here I am again. One smart question for Jim and one dumb
                    question for Chris if I may. Capital spending, Jim, for 2002 the $242 million. How does that breakdown now?

Jim Kneale:         John are you looking at in terms of by segment?

John Olson:         How much into -- yes.

Jim Kneale:         Well I don't necessarily have the segment analysis with me.
                    I think maybe and I can get that for you. I think more what the difference is between 2001 and 2002 -- you know we spent about $43 million completing the construction of the peaking facility in 2001. So, we won't have that recurring expenditure. We finished the installation of the oracle financial suite in 2001 and that was about $16 million. And then in the E&P our production area, you remember back to the first half of the year when drilling and production costs were just off the chart. We think we'll spend about
                    $17 to $18 million less in that arena than we did in 2001.
                    So that gets you down from you know with our spending 2001 to 2002. And then within the segments, there is a little moving around of the money, but they stay fairly consistent after you take out those three items I talked about.

John Olson:         Okay. That's fine. Secondly, Chris you mentioned the --
                    playing the summer/winter market out there. And the spreads are clearly -- as you say they're wide, fat, whatever. Which it's kind of a mystery to me because we have so much gas and storage right now which crashed the market beginning last fall for gas. Is history going to repeat itself?

Chris Skoog:        John, I'll answer it two ways. You know we're very troubled why the spreads are so wide also. But we are taking advantage of them while they're out there; we are hedging them off. Our belief for the next three to six to nine months here is caught through October, all weather depends on the summer obviously. But we think prices will stay soft, because of this one trillion cubic feet overhang in the inventory levels. We think that gas is going to have to find a home if the economy -- you know is it turning around, is it not turning around right now? Right now, you know they keep pushing off the second quarter, maybe the third quarter. With that industrial consumption being bound, we think gas prices will stay soft. The softer they stay the less drilling rigs that appear. And if next winter turns to be normal, you're storage deliverability will be there to cover it. If we have any incremental demand at all, the lessening of increased production by producers is going to cause this volatile pricing. So we're pretty bullish pricing quote first quarter 2003, depending on what this summer brings to us heat wise and electric generation wise, whether it comes in with the fourth quarter of this year or really starts first quarter of next year. Did that help you?

John Olson:         Yeah it does.  Thank you.

David Kyle:         Thanks John.

Samantha:           We do have time for one more question.

                    Your final question comes from Mike Warner with Kennedy Capital.

Mike Warner:        Thanks for taking my call. This is the first time I've been on your call and I appreciate all of the information, it really helps.

David Kyle:         Your welcome.

Mike Warner:        Just one quick question probably. You said the 2002 guidance was for 10%. Was that for earnings per share or what?

David Kyle:         That's in our guidance going back well into 2001 that our
                    cumulative annual growth rate is at that 10% rate. And we're comfortable with that rate applied to 2002 on an earnings basis.

Mike Warner:        Okay. And you mentioned that you traded around your physical assets, which I'm assuming you know it's much more conservative. Can you elaborate on that just a little bit?
                    I'm sorry if you've already done so.

David Kyle:         Yeah.  Let me throw that one to Chris.

Chris Skoog:        Mike, this is Chris. The two separate assets that we trade around
                    are company-owned and some are long-term-leased assets that the marketing and trading company has. As you know, the company's physical assets are primarily located in three states and we have storage assets in over nine different states from California to Illinois to Michigan to Louisiana to Texas, Oklahoma and Kansas obviously where our home base is. So you know we do trade around the company owned assets as well as additional capacity that we have leased as regarded to storage. All the transport capacity that we own that's firm long-term, none of that is affiliate related.
                    That's all third party storage positions from the Rockies to the Mid Continent. From the Mid Continent to Chicago. From
                    Waha to California. So, we physically can perform any financial trade that we see that we need to do to take advantage of the opportunities in the market.

Mike Warner:        Okay. Can you say on a percent basis, what percent you'd
                    trade company owned and leased verses outside of that?

Chris Skoog:        As it relates to transport, it's 100% third party,
                    non-company owned. As it relates to storage its about 50/50.
                    It will be 50/50 in 2002. For 2001, it was probably a little heavier company owned storage. You know I think it was probably -- if I had to give a ballpark number, 55% or 60% company owned and so it's pretty flat.

Mike Warner:        Okay.

David Kyle:         Let me add by saying that you know while a very familiar
                    company to all of us at this point used a -- what was termed an asset light strategy. I think ours could be best described as an asset heavy strategy. Because of the dependence upon the assets, primarily storage. And going back to your question as to the guidance. You know you got to look at the estimate as to where we were for 2001 and apply, so to speak, that 10% factor to that. Not the reported number.

Mike Warner:        And what was that, I'm sorry.

David Kyle:         Well the reported number had the charges included. We're
                    looking at exclusive of the charges in terms of that 10%.

Mike Warner:        So I got dollar -- applied to $1.32 or whatever.

David Kyle:         Or to $1.20.

Mike Warner:        $1.20 excuse me.

David Kyle:         Yeah.

Mike Warner:        Okay. I think that will do me for now. And for what it's
                    worth, it's freezing here in St. Louis.  So thanks.

David Kyle:         Okay good.

Samantha:           At this time, Mr. Watson, do you have any closing remarks?

Weldon Watson:      This concludes ONEOK's 2001 year-end conference call. As a reminder a quiet period for the first quarter will start with the close of our books, which will be some time in early April and will extend until the release of our first quarter 2002 earnings. The tentative date for that earnings release and conference call are set right now for May 1 and May 2nd. Confirmation of those dates will be made later.

                    This is Weldon Watson and I will be available for follow up questions concerning today's conference call. You may call me at 918-588-7158. On behalf of ONEOK, thank you for joining us this morning and have a good day.

Samantha:           Thank you for participating in today's ONEOK 2001 year end earnings conference call. This call will be available for a replay beginning at 12:00 a.m. Eastern/Standard time today through 11:59 p.m. Eastern/Standard time on March 1, 2002.
                    The conference ID number for the replay is 3067441; I repeat that is 3067441. The number to dial for the replay is 1-800-642-1687 or 706-645-9291.

                              [END CONFERENCE CALL]